Exhibit 10.1.2

SUBORDINATION AGREEMENT

This Subordination Agreement (the “Agreement”) is made as of September 9, 2013, by and between ROGERS COMMUNICATIONS INC., with its principal place of business at 333 Bloor Street East, Toronto, Ontario M4W 1G9 (“Creditor”), and SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (“Bank”).

Recitals

A. YODLE, INC. (f/k/a NATPAL, INC.), a Delaware corporation (“Yodle”), PROFITFUEL, INC., a Delaware corporation (“ProfitFuel”), and LIGHTHOUSE PRACTICE MANAGEMENT GROUP, INC., a Delaware corporation (“Lighthouse”) (Yodle, ProfitFuel and Lighthouse are jointly and severally, individually and collectively, “Borrower”) has requested and/or obtained certain loans or other credit accommodations from Bank which are or may be from time to time secured by assets and property of Borrower.

B. Creditor has extended loans to Borrower pursuant to that certain Loan and Security Agreement dated as of September 9, 2013, by and among Borrower and Creditor (the “Junior Loan Agreement”).

C. To induce Bank to extend credit to Borrower and, at any time or from time to time, at Bank’s option, to make such further loans, extensions of credit, or other accommodations to or for the account of Borrower, or to purchase or extend credit upon any instrument or writing in respect of which Borrower may be liable in any capacity, or to grant such renewals or extension of any such loan, extension of credit, purchase, or other accommodation as Bank may deem advisable, Creditor is willing to subordinate: (i) all of Borrower’s indebtedness and obligations to Creditor (including, without limitation, principal, premium (if any), interest, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations), plus any dividends and/or distributions or other payments pursuant to call, put, or conversion features in connection with equity securities of Borrower issued to or held by Creditor and arising under the Junior Loan Agreement, whether presently existing or arising in the future (the “Subordinated Debt”) to all of Borrower’s indebtedness and obligations to Bank; and (ii) all of Creditor’s security interests, if any, to all of Bank’s security interests in Borrower’s property arising under the Junior Loan Agreement.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Creditor subordinates to Bank any security interest or lien that Creditor may have in any property of Borrower arising under the Junior Loan Agreement. Notwithstanding the respective dates of attachment or perfection of the security interests of Creditor and the security interests of Bank, all now existing and hereafter arising security interests of Bank in any property of Borrower and all proceeds thereof (the “Collateral”), including, without limitation, the “Collateral”, as defined in a certain Loan and Security Agreement between Borrower and Bank dated as of May 22, 2007, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of July 18, 2008, between Borrower and Bank, as further amended by a certain Second Loan Modification Agreement dated as of April 23, 2009, between Borrower and Bank, as further amended by a certain Third Loan Modification Agreement dated as of October 27, 2010, between Borrower and Bank, as further amended by a certain Fourth Loan Modification Agreement dated as of May 23, 2011, between Borrower and Bank, as further amended by a certain Joinder and Fifth Loan Modification Agreement dated as of September 29, 2011, between Borrower and Bank, as further amended by a certain Sixth Loan Modification Agreement dated as of May 9, 2012, between Borrower and Bank, as further amended by a certain Seventh Loan Modification Agreement dated as of September 4, 2012, between Borrower and Bank, as further amended by a certain Joinder and Eighth Loan Modification Agreement dated as of April 2, 2013, between Borrower and Bank, and as further amended by a certain Ninth Loan Modification Agreement dated as of September 9, 2013, between Borrower and Bank (as may be further amended, modified, restated, replaced or supplemented from time to time, the “Loan Agreement”), shall at all times be senior to the security interests of Creditor. Creditor hereby (a) acknowledges and consents to (i) Borrower granting to Bank a security interest in the Collateral arising under the Junior Loan Agreement, (ii) Bank filing any and all financing statements and other documents as deemed necessary by Bank in order to perfect Bank’s security interest in the Collateral arising under the Junior Loan Agreement, and (iii) the entering into of the Loan Agreement and all documents in connection therewith by Borrower, (b) acknowledges and agrees that the Senior

Debt, the entering into of the Loan Agreement and all documents in connection therewith by Borrower, and the security interest granted by Borrower to Bank in the Collateral shall be permitted under the provisions of the Subordinated Debt documents (notwithstanding any provision of the Subordinated Debt documents to the contrary), (c) acknowledges, agrees and covenants that Creditor shall not contest, challenge or dispute the validity, attachment, perfection, priority or enforceability of Bank’s security interest in the Collateral, or the validity, priority or enforceability of the Senior Debt, and (d) acknowledges and agrees that the provisions of this Agreement will apply fully and unconditionally even in the event that Bank’s security interest in the Collateral (or any portion thereof) shall be unperfected.

2. All Subordinated Debt is subordinated in right of payment to all obligations of Borrower to Bank now existing or hereafter arising, including, without limitation, the Obligations (as defined in the Loan Agreement), together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all obligations under any agreement in connection with the provision by Bank to Borrower of products and/or credit services facilities, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services, all interest accruing after the commencement by or against Borrower of any bankruptcy, reorganization or similar proceeding (such obligations, collectively, the “Senior Debt”); provided however, that the aggregate principal amount of Senior Debt outstanding at any time shall not exceed (a) Twenty-Eight Million Five Hundred Thousand Dollars ($28,500,000.00), plus (b) any higher amounts, provided that at the time of the incurrence of such Indebtedness (as defined in the Junior Loan Agreement) the aggregate principal amount of Senior Debt (including any additional Indebtedness (as defined in the Junior Loan Agreement) so proposed to be incurred and any Senior Debt that is secured by a lien that is permitted pursuant to clause (c) of the definition of Permitted Liens (as defined in the Junior Loan Agreement)) does not exceed the First Lien Leverage Ratio (as defined in the Junior Loan Agreement) does not exceed 3.5:1.0.

3. Creditor will not demand or receive from Borrower (and Borrower will not pay to Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Creditor exercise any remedy with respect to any property of Borrower, nor will Creditor accelerate the Subordinated Debt, or commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower, until such time as (a) the Senior Debt has been fully paid in cash, (b) Bank has no commitment or obligation to lend any further funds to Borrower, and (c) all financing agreements between Bank and Borrower are terminated (the date on which each of (a), (b), and (c) of this Section 3 have occurred is hereinafter, the “Termination Date”). Notwithstanding the foregoing prohibition on Creditor receiving (and Borrower paying) any of the Subordinated Debt, provided that an Event of Default, as defined in the Loan Agreement, has not occurred and is not continuing and would not exist immediately after such payment, Creditor shall be entitled to receive each regularly scheduled, non-accelerated payment of non-default interest and principal as and when due and payable in accordance with the terms of the Junior Loan Documents as in effect on the date hereof or as modified with the written consent of Bank. Nothing in the foregoing paragraph shall prohibit Creditor from converting all or any part of the Subordinated Debt into equity securities of Borrower, provided that, if such securities have any call, put or other conversion features that would obligate Borrower to declare or pay dividends, make distributions, or otherwise pay any money or deliver any other securities or consideration to the holder, Creditor hereby agrees that Borrower may not declare, pay or make such dividends, distributions or other payments to Creditor, and Creditor shall not accept any such dividends, distributions or other payments except as may be permitted in the Loan Agreement.

4. Creditor shall promptly deliver to Bank in the form received (except for endorsement or assignment by Creditor where required by Bank) for application to the Senior Debt any payment, distribution, security or proceeds received by Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

5. In the event of Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, including, without limitation, any voluntary or involuntary bankruptcy, insolvency, receivership or other similar statutory or common law proceeding or arrangement involving Borrower, the readjustment of its liabilities, any assignment for the benefit of its creditors or any marshalling of its assets or liabilities (each, an “Insolvency Proceeding”), (a) this Agreement shall remain in full force and effect in accordance with Section 510(a) of the United States Bankruptcy Code, (b) the Collateral shall include, without limitation, all Collateral arising during or after any such Insolvency Proceeding, and (c) Bank’s claims against Borrower and the estate of Borrower shall be paid in full before any payment is made to Creditor.

6. Creditor shall give Bank prompt written notice of the occurrence of any default or event of default under any document, instrument or agreement evidencing or relating to the Subordinated Debt, and shall, simultaneously with giving any notice of default to Borrower, provide Bank with a copy of any notice of default given to Borrower. Creditor acknowledges and agrees that any default or event of default under the Subordinated Debt documents shall be deemed to be a default and an event of default under the Senior Debt documents.

7. Until the Termination Date or the expiration of the Standstill Period (as defined bellow), Creditor irrevocably appoints Bank as Creditor’s attorney-in-fact, and grants to Bank a power of attorney with full power of substitution, in the name of Creditor or in the name of Bank, for the use and benefit of Bank, without notice to Creditor, to perform at Bank’s option the following acts in any Insolvency Proceeding involving Borrower:

a)	To file the appropriate claim or claims in respect of the Subordinated Debt on behalf of Creditor if Creditor does not do so prior to 30 days before the expiration of the time to file claims in such Insolvency Proceeding and if Bank elects, in its sole discretion, to file such claim or claims; and

b)	To accept or reject any plan of reorganization or arrangement on behalf of Creditor and to otherwise vote Creditor’s claims in respect of any Subordinated Debt in any manner that Bank deems appropriate for the enforcement of its rights hereunder.

In addition to and without limiting the foregoing: (x) until the Termination Date or the expiration of the Standstill Period (as defined below), Creditor shall not commence or join in any involuntary bankruptcy petition or similar judicial proceeding against Borrower, and (y) if an Insolvency Proceeding occurs: (i) Creditor shall not assert, without the prior written consent of Bank, any claim, motion, objection or argument in respect of the Collateral in connection with any Insolvency Proceeding which could otherwise be asserted or raised in connection with such Insolvency Proceeding, including, without limitation, any claim, motion, objection or argument seeking adequate protection or relief from the automatic stay in respect of the Collateral, (ii) Bank may consent to the use of cash collateral on such terms and conditions and in such amounts as it shall in good faith determine without seeking or obtaining the consent of Creditor as (if applicable) holder of an interest in the Collateral, (iii) if use of cash collateral by Borrower is consented to by Bank, Creditor shall not oppose such use of cash collateral on the basis that Creditor’s interest in the Collateral (if any) is impaired by such use or inadequately protected by such use, or on any other ground, and (iv) Creditor shall not object to, or oppose, any sale or other disposition of any assets comprising all or part of the Collateral, free and clear of security interests, liens and claims of any party, including Creditor, under Section 363 of the United States Bankruptcy Code or otherwise, on the basis that the interest of Creditor in the Collateral (if any) is impaired by such sale or inadequately protected as a result of such sale, or on any other ground (and, if requested by Bank, Creditor shall affirmatively and promptly consent to such sale or disposition of such assets), if Bank has consented to, or supports, such sale or disposition of such assets.

For purposes hereof, “Standstill Period” shall mean the period commencing upon delivery of written notice (the “Remedies Notice”) from Creditor to Bank of an event of default under the Junior Loan Agreement and ending one hundred eighty (180) days after the date on which Bank shall have received the Remedies Notice; provided that if, Bank has commenced a judicial proceeding or non-judicial actions to collect or enforce the Senior Debt or the Collateral for the Senior Debt, and is diligently pursuing such proceeding or action, or a case or proceeding by or against Borrower is commenced under the federal Bankruptcy Code or any other insolvency law, then such period shall be extended during the continuation of such proceedings and actions, provided Bank continues to be diligently pursuing such proceedings or actions; and provided, further, that no more than two (2) Standstill Periods shall commence in any twelve (12) month period. Further, notwithstanding anything to the contrary contained herein, in the event that Creditor is permitted pursuant to the terms of this Agreement to exercise rights and remedies against Borrower, as provided in Section 5, Creditor shall remit all proceeds of such enforcement actions to Bank until the Senior Debt is indefeasibly paid in full.

8. Creditor represents and warrants that Creditor has provided Bank with true and correct copies of all of the documents evidencing or relating to the Subordinated Debt. Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement. By the execution of this Agreement, Creditor hereby authorizes Bank to amend any financing statements filed by Creditor against Borrower pursuant to the Junior Loan Agreement as follows: “In accordance with a certain Subordination Agreement by and among the Secured Party, the Debtor and Silicon Valley Bank, the Secured Party has subordinated any security interest or lien that Secured Party may have in any property of the Debtor to the security interest of Silicon Valley Bank in all assets of the Debtor, notwithstanding the respective dates of attachment or perfection of the security interest of the Secured Party and Silicon Valley Bank.”

9. No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that Creditor may have in any property of Borrower. By way of example, such instruments shall not be amended to (a) increase the rate of interest with respect to the Subordinated Debt, or (b) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt. Bank shall have the sole and exclusive right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of property of Borrower except in accordance with the terms of the Senior Debt. Upon written notice from Bank to Creditor of Bank’s agreement to release its lien on all or any portion of the Collateral in connection with the sale, transfer or other disposition thereof by Bank (or by Borrower with consent of Bank), Creditor shall be deemed to have also, automatically and simultaneously, released its lien on the Collateral, and Creditor shall upon written request by Bank, immediately take such action as shall be necessary or appropriate to evidence and confirm such release. All proceeds resulting from any such sale, transfer or other disposition shall be applied first to the Senior Debt until payment in full thereof, with the balance, if any, to the Subordinated Debt, or to any other entitled party. If Creditor fails to release its lien as required hereunder, Creditor hereby appoints Bank as attorney in fact for Creditor with full power of substitution to release Creditor’s liens as provided hereunder. Such power of attorney being coupled with an interest shall be irrevocable.

10. (a) All necessary action on the part of Creditor, its officers, directors, partners, members and shareholders, as applicable, necessary for the authorization of this Agreement and the performance of all obligations of Creditor hereunder has been taken. This Agreement constitutes the legal, valid and binding obligation of Creditor, enforceable against Creditor in accordance with its terms. The execution, delivery and performance of and compliance with this Agreement by Creditor will not (a) result in any material violation or default of any term of any of Creditor’s charter, formation or other organizational documents (such as Articles or Certificate of Incorporation, bylaws, partnership agreement, operating agreement, etc.) or (b) violate any material applicable law, rule or regulation.

(b) All necessary action on the part of Bank, its officers, directors, partners, members and shareholders, as applicable, necessary for the authorization of this Agreement and the performance of all obligations of Bank hereunder has been taken. This Agreement constitutes the legal, valid and binding obligation of Bank, enforceable against Bank in accordance with its terms. The execution, delivery and performance of and compliance with this Agreement by Bank will not (a) result in any material violation or default of any term of any of Bank’s charter, formation or other organizational documents (such as Articles or Certificate of Incorporation, bylaws, partnership agreement, operating agreement, etc.) or (b) violate any material applicable law, rule or regulation.

11. If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by Bank for any reason (including, without limitation, any Insolvency Proceeding), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to Bank all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder. At any time and from time to time, without notice to Creditor, Bank may take such actions with respect to the Senior Debt as Bank, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person. No such action or inaction shall impair or otherwise affect Bank’s rights hereunder. Creditor waives the benefits, if any, of any statutory or common law rule that may permit a subordinating creditor to assert any defenses of a surety or guarantor, or that may give the subordinating creditor the right to require a senior creditor to marshal assets, and Creditor agrees that it shall not assert any such defenses or rights.

12. (a) If Bank has any collateral in its possession or control (the “Pledged Collateral”), then, subject to Bank’s rights as a senior creditor, and this section, Bank will possess or control the Pledged Collateral as gratuitous bailee and/or gratuitous agent for perfection for the benefit of Creditor, so as to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), and 9-313(c) of the Code (as defined in the Loan Agreement). In this Section 12, “control” has the meaning given to that term in Sections 8-106 and 9-314 of the Code (as defined in the Loan Agreement).

(b) Bank will have no obligation to Creditor or any other person to ensure that any Pledged Collateral is genuine or owned by any of the Borrower or to preserve rights or benefits of any person except as expressly set forth in this Section 12. The duties or responsibilities of Bank under this Section12 will be limited solely to possessing or controlling the Pledged Collateral as bailee and/or agent for perfection in accordance with this Section 12 and delivering the Pledged Collateral once the Senior Debt has been fully paid in cash and Bank has no commitment or obligation to lend any further funds to Borrower.

(c) Creditor and Borrower hereby waive and release Bank from all claims and liabilities arising out of Bank’s role under this Section 12 as bailee and/or agent with respect to the Pledged Collateral.

(d) Once the Senior Debt has been fully paid in cash and Bank has no commitment or obligation to lend any further funds to Borrower, Bank will deliver or transfer control of any Pledged Collateral in its actual possession or control, with the exception of any accounts perfected by control, or any control agreements, together with any necessary endorsements (which endorsements will be without recourse and without any representation or warranty),

(1)	first, to Creditor if any Subordinated Debt remains outstanding, and

(2)	second, to Borrower,

and will take any other action reasonably requested by Creditor (at the expense of Borrower or, upon default by Borrower in payment or reimbursement thereof, Creditor) in connection with Creditor obtaining a first priority interest in the Pledged Collateral.

(e) If Creditor has any Pledged Collateral in its possession or control, then Creditor will possess or control the Pledged Collateral as gratuitous bailee and/or gratuitous agent for perfection for the benefit of Bank as secured party, so as to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), and 9-313(c) of the Code (as defined in the Loan Agreement).

(f) Creditor will have no obligation to Bank to ensure that any Pledged Collateral is genuine or owned by any of the Borrowers or to preserve rights or benefits of any person except as expressly set forth in this Section 12. The duties or responsibilities of Creditor under this Section 12 will be limited solely to possessing or controlling the Pledged Collateral as bailee and/or agent for perfection in accordance with this Section 12 and delivering the Pledged Collateral once Creditor has been fully paid in cash and Creditor has no commitment or obligation to lend any further funds to Borrower.

(g) Once the Subordinated Debt has been fully paid in cash and Creditor has no commitment or obligation to lend any further funds to Borrower, Creditor will deliver or transfer control of any Pledged Collateral in its actual possession or control, with the exception of any accounts perfected by control, or any control agreements, together with any necessary endorsements (which endorsements will be without recourse and without any representation or warranty),

(1)	first, to Bank if any Senior Debt remains outstanding, and

(2)	second, to Borrower,

and will take any other action reasonably requested by Bank (at the expense of Borrower or, upon default by Borrower in payment or reimbursement thereof, Creditor) in connection with Bank obtaining a first priority interest in the Pledged Collateral.

(h) Bank hereby waives and releases Creditor from all claims and liabilities arising out of Creditor’s role under this Section 12 as bailee and/or agent for perfection with respect to the Pledged Collateral.

(i) Notwithstanding the terms of this Section 12, Bank shall not have any liability or obligation to Creditor or Borrower if Bank fails, for any reason, to comply with the provisions of this Section 12, and Creditor and Borrower hereby indemnify and agree to hold Bank harmless from any liability or obligation arising under this section.

13. This Agreement shall bind any successors or assignees of Creditor and Bank and shall benefit any successors or assigns of Bank and Creditor, provided, however, Creditor agrees that, prior and as conditions precedent to Creditor assigning all or any portion of the Subordinated Debt: (a) Creditor shall give Bank prior written notice of such assignment, and (b) such successor or assignee, as applicable, shall execute a written agreement whereby such successor or assignee expressly agrees to assume and be bound by all terms and conditions of this Agreement with respect to Creditor. This Agreement shall remain effective until terminated in writing by Bank. This Agreement is solely for the benefit of Creditor and Bank and not for the benefit of Borrower or any other party. Creditor further agrees that if Borrower is in the process of refinancing any portion of the Senior Debt with a new lender, and if Bank makes a request of Creditor, Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.

14. Creditor and Bank hereby agree to execute such documents and/or take such further action as Bank or Creditor, as applicable, may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement, including, without limitation, ratifications and confirmations of this Agreement from time to time hereafter, as and when requested by Bank or Creditor, as applicable.

15. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

16. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles. Creditor and Bank submit to the exclusive jurisdiction of the state and federal courts located in New York, New York in any action, suit, or proceeding of any kind, against it which arises out of or by reason of this Agreement; provided, however, that if for any reason Bank cannot avail itself of the Courts of the State of New York, Creditor accepts jurisdiction of the Courts and venue in Santa Clara County, California. CREDITOR AND BANK WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

17. This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Creditor is not relying on any representations by Bank or Borrower in entering into this Agreement, and Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower. This Agreement may be amended only by written instrument signed by Creditor and Bank.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

“Creditor”		“Bank”

ROGERS COMMUNICATIONS INC.		SILICON VALLEY BANK

By:	/s/ Melinda Rogers	By:	/s/ Adam Millsom
Name:	Melinda Rogers	Name:	Adam Millsom
Title:	SVP Strategy and Development, RCI	Title:	Vice President

By:	/s/ Anthony Staffieri
Name:	Anthony Staffieri
Title:	Executive VP and Chief Financial Officer

The undersigned approves of the terms of this Agreement.

“Borrower”

YODLE, INC.

By:	/s/ Michael Gordon
Name:	Michael Gordon
Title:	Chief Financial Officer

PROFITFUEL, INC.

By:	/s/ Michael Gordon
Name:	Michael Gordon
Title:	Treasurer

LIGHTHOUSE PRACTICE MANAGEMENT GROUP, INC.,

By:	/s/ Michael Gordon
Name:	Michael Gordon
Title:	Treasurer